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                                                                  EXHIBIT 4.10

                       THIRD AMENDMENT TO CREDIT AGREEMENT
                       -----------------------------------


        THIS THIRD AMENDMENT TO CREDIT AGREEMENT is made and entered into as of this 18th day of December, 1996 by and among FOREST CITY RENTAL PROPERTIES CORPORATION, an Ohio corporation ("Borrower"), NATIONAL CITY BANK, THE HUNTINGTON NATIONAL BANK, COMERICA BANK, FIRST NATIONAL BANK OF OHIO, and KEYBANK NATIONAL ASSOCIATION, f/k/a SOCIETY NATIONAL BANK (collectively the "Banks" and individually a "Bank"), and KEYBANK NATIONAL ASSOCIATION, f/k/a SOCIETY NATIONAL BANK, as Agent for the Banks (the "Agent").


                              W I T N E S S E T H:

                  WHEREAS, Borrower, the Banks, and the Agent entered into a certain Credit Agreement dated as of July 25, 1994 (the "Credit Agreement"); and

                  WHEREAS, the Borrower, the Banks, and the Agent have entered into First and Second Amendments to Credit Agreement dated as of September 12, 1995 and April 4, 1996, respectively, amending the Credit Agreement as therein provided; and

                  WHEREAS, Borrower, the Banks, and the Agent desire to make certain additional amendments to the Credit Agreement on the terms and conditions herein set forth;

                  NOW, THEREFORE, it is mutually agreed as follows:

                  1. Amendments.
                     ----------

              (a) The definition of "Termination Date" is hereby amended by revising subclause (a) of such definition to read: "July 25, 1998, or".

              (b) Section 3.06 is hereby amended to read as follows:

         The Banks agree to make available to the Borrower letters of credit, issued by the Agent, pursuant to their respective Revolving Loan Commitments up to an aggregate amount at any one time outstanding equal to (a) $20,000,000 less (b) the sum of (i) the amounts of all letters of credit outstanding at the time issued for the account of the Borrower by any of the Banks, by the Agent for the Banks or by any other issuer not a party hereto and (ii) the amounts of all letters of credit issued outstanding at the time issued for the account of any person or entity other than Borrower for which reimbursement of the issuer or other obligations relating thereto have been guaranteed by the Borrower. The availability of letters of credit will be subject to
         (a) the Agent and the Banks being satisfied with the terms of the letter of credit, (b) the Borrower's executing and delivering such letter of




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         credit applications and reimbursement agreements and related documents as required by the Agent, and (c) satisfaction of all conditions to the Borrower obtaining a Revolving Loan in the amount of the requested letter of credit. Each letter of credit issued pursuant to the provisions of this Section 3.06 shall be so designated on the letter of credit application, reimbursement agreement or other documents executed and delivered by the Borrower to the Agent and/or the Banks in connection therewith. The Borrower shall pay a fee for each letter of credit to the Agent for the Pro rata benefit of the Banks in the amount of one and five eighths percent (1-5/8%) of the stated amount of the letter of credit during the first three years after the Closing Date and one and three quarters percent (1-3/4%) of the stated amount of the letter of credit after three years from the Closing Date until the Termination Date. In addition, the Borrower shall pay to the Agent upon issuance of each letter of credit provided for under this Section 3.06 an issuance fee of $500 for the Agent's services in issuing the letter of credit. No letter of credit shall be issued having an expiration date after the Termination Date. The amounts of all letter(s) of credit issued at any time for the account of the Borrower by the Agent for the Banks shall reduce the amount of Revolving Loans available for borrowing hereunder in the amount of the letter(s) of credit outstanding until such time as the letter of credit has expired without any Draws having been made and until all Draws paid have been reimbursed in full.

         The provisions of this Section 3.06 shall not prohibit any of the Banks from issuing letters of credit for the account of or guaranteed by the Borrower or the Parent other than pursuant to the provisions of this
         Section 3.06, but this Credit Agreement does not create any commitment of any of the Banks to issue any such letters of credit and the issuance of any such letters of credit will not alter or affect the obligation of Borrower to comply with the provisions of this Credit Agreement, including, without limitation, those of Section 7.19(vii) hereof.

         All letters of credit shall be in such form and substance as the issuing Bank and the Borrower agree. The Borrower shall not be entitled to obtain letters of credit from the Agent or the Banks unless (i) the Borrower is then entitled to obtain Revolving Loans from the Banks in an amount not less than the stated amount of the letter of credit requested and (ii) the other conditions of Section 5.01 of this Credit Agreement have been satisfied as if the Borrower was obtaining a Revolving Loan.


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         The fees paid by the Borrower for the issuance of the letters of credit identified on Schedule 3.06 prior to the Closing Date shall be retained by the Banks that received them, but all fees payable in respect of such letter(s) of credit and/or any renewals or extensions thereof from and after the Closing Date shall be as provided in this Section 3.06 and shall be for the Pro rata benefit of the Banks.

         In the event the Agent or the Banks pays any amount under or on account of a letter of credit (the payment by the Agent or the Banks under or on account of a letter of credit being herein called a "Draw"), a Revolving Loan shall be deemed to be made to the Borrower to reimburse immediately the Agent or the Banks for the amount of the Draw. In the event that the Borrower is not entitled to obtain a Revolving Loan at or immediately after a Draw in the full amount of the Draw, Borrower shall immediately reimburse the Agent and the Banks for the full amount of the Draw or any portion thereof that is not immediately reimbursed by a Revolving Loan and the Agent and the Banks are authorized to effect such reimbursement by charging (without prior notice to Borrower) the amount of any such Draw or any unreimbursed portion thereof, together with interest thereon, against any account of the Borrower maintained with the Agent or any of the Banks at any time after the Draw. The rights and remedies of the Agent and the Banks provided for herein relating to letters of credit shall be in addition to any and all rights and remedies of the Agent and the Banks under any reimbursement agreements for the relevant letter of credit and/or any other agreements and instruments with or in favor of the Agent and/or the Banks.

         So long as letters of credit are outstanding, the amount of Revolving Loans that the Borrower is entitled to obtain under this Article III shall be reduced by the stated amount of the letters of credit issued for the account of the Borrower and, in addition to otherwise constituting part of the Loan, except as otherwise expressly stated herein, the stated amount of the letters of credit shall be treated as principal of the Revolving Loan.

                  (c) Section 7.19(vii) of the Credit Agreement is hereby amended to read as follows:

         Any guarantee by Borrower of letters of credit (other than letters issued under Section 3.06 of this Credit Agreement) issued on or after the first anniversary of the Closing Date by any banking institution on behalf of Forest City Residential Development, Inc. or Parent, or any obligation of Borrower as an applicant under standby letters of credit so long as (a) the aggregate amount of all such outstanding guarantees, plus (b) the aggregate face amount of all such outstanding letters of credit issued on behalf of Borrower, plus (c) the aggregate face amount of all such outstanding letters of credit issued on behalf of or guaranteed by Parent, plus (d) the aggregate face amount of all letters of credit permitted under Section 9.12(g) of Parent's Guaranty of Payment of Debt issued in connection with this Agreement do not


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         exceed Fifteen Million Dollars ($15,000,000); PROVIDED, that (1) except for a certain letter of credit issued by The Huntington National Bank ("Huntington") for the account of the Borrower not pursuant to this Credit Agreement in the amount of eight million dollars ($8,000,000) naming Society National Bank and Credit Lyonnais, New York Branch, as beneficiaries in connection with financing provided by such beneficiaries and others for the project known as Showcase Mall in Las Vegas, Nevada, and any renewals, extensions, substitutions and/or replacements thereof made or issued by Huntington (the "Showcase Letter of Credit"), Borrower shall not be permitted to guarantee any letter of credit having a face amount in excess of Five Million Dollars ($5,000,000) and (2) Borrower shall provide prompt written notice to each of the Banks of the issuance of any letter of credit for the account of the Borrower by any issuer other than the Agent and of the Borrower giving any guarantee of any reimbursement or other obligation relating to any letter of credit issued for the account of any person or entity other than Borrower and Borrower shall provide a written report to each of the Banks within ten (10) days after the end of each month identifying each letter of credit outstanding at the time issued for the account of the Borrower and each guarantee of Borrower of any letter of credit then outstanding;

         2. DEFINITIONS. Terms used in this Third Amendment to Credit Agreement that are defined in the Credit Agreement shall have the respective meanings ascribed to them in the Credit Agreement.


         3. REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants to the Agent and each of the Banks that all of the representations and warranties of the Borrower set forth in Article VIII of the Credit Agreement are true and correct on and as of the date hereof and that no Event of Default or Possible Default exists on such date.

         4. NO WAIVER. The execution and delivery of this Third Amendment to Credit Agreement by the Agent and the Banks shall not constitute a waiver or release of any obligation or liability of the Borrower under the Credit Agreement as in effect prior to the effectiveness of this Third Amendment to Credit Agreement or as amended hereby or waive or release any Event of Default or Possible Default existing at any time.

         5. CONDITIONS TO EFFECTIVENESS. The amendments to the Credit Agreement herein provided for shall become effective upon (a) payment by the Borrower to the Agent for the Pro rata benefit of the Banks of an extension fee of $100,000 and (b) receipt by the Agent and the Banks of such opinions of counsel to the Borrower and the Parent, certified copies of resolutions of the boards of directors of the Borrower and the Parent, and such other documents as shall be required by the Agent, the


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Banks, or their respective counsel to evidence and confirm the due authorization, execution, and delivery of this Third Amendment to Credit Agreement.

         6. CONFIRMATION OF CREDIT AGREEMENT. The Borrower, the Agent, and the Banks hereby confirm that the Credit Agreement is in full force and effect on the date hereof, and that, upon the amendments herein provided becoming effective, the Credit Agreement will continue in full force and effect in accordance with its terms, as hereby amended.

         IN WITNESS WHEREOF, the parties hereto, each by an officer thereunto duly authorized, have caused this Third Amendment to Credit Agreement to be executed and delivered as of the date first above written.

FOREST CITY RENTAL              NATIONAL CITY BANK
PROPERTIES CORPORATION

By: /s/ Thomas G. Smith         By: /s/ Anthony J. Di Mare
   -------------------------        ---------------------------
Title:  Vice President          Title: Senior Vice President
      ----------------------          -------------------------


THE HUNTINGTON NATIONAL BANK    COMERICA BANK

By: James R. Logan              By:  /s/ John D. Price III
   -------------------------        ---------------------------

Title: Senior Vice President    Title:  Vice President
      ----------------------          -------------------------



FIRST NATIONAL BANK OF OHIO     KEYBANK NATIONAL ASSOCIATION
                                Individually and as Agent

By: /s/ John F. Neumann         By: /s/ Michael D. Mitro
   -------------------------        ---------------------------

Title: Vice President           Title:  Vice President
      ----------------------          -------------------------



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                              CONSENT OF GUARANTOR
                              --------------------

        FOREST CITY ENTERPRISES, INC., an Ohio corporation and Guarantor under that certain Guaranty of Payment of Debt issued on or about July 25, 1994 to and in favor of Society National Bank, National City Bank, The Huntington National Bank, Comerica Bank, and First National Bank of Ohio, as amended, in respect of, INTER ALIA., the indebtedness of FOREST CITY RENTAL PROPERTIES CORPORATION under the Credit Agreement referenced in the foregoing Third Amendment to Credit Agreement, hereby acknowledges that it consents to the foregoing Third Amendment to Credit Agreement and confirms and agrees that its Guaranty of Payment of Debt is and shall remain in full force and effect with respect to the Credit Agreement as in effect prior to, and from and after, the amendment thereof pursuant to the foregoing Third Amendment to Credit Agreement.

                               FOREST CITY ENTERPRISES, INC.



                               By:     Thomas G. Smith
                                       ----------------------------

                               Title:  Senior Vice President, CFO
                                       ----------------------------

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